UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 9, 2008

The Providence Service Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-50364	86-0845127
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5524 East Fourth Street, Tucson, Arizona	85711
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (520) 747-6600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 9, 2008, the Compensation Committee of our board of directors established an equity based compensation program for our executive officers for 2008 (referred to as the 2008 Equity Based Program). The 2008 Equity Based Program provides equity based awards to our executive officers based upon a ratio applied to the executives’ base salary. Under this program Fletcher J. McCusker, our chief executive officer, is entitled to equity based compensation for 2008 equal to 150% of his base salary. Michael N. Deitch, our chief financial officer, Fred D. Furman, our executive vice president and general counsel, Craig A. Norris, our chief operating officer, and John L. Shermyen, our chief executive officer of our non-emergency transportation subsidiary are each entitled to equity based compensation for 2008 equal to 100% of their base salary.

The awards below were issued pursuant to the 2008 Equity Based Program. On June 9, 2008, the Compensation Committee awarded Mr. McCusker a restricted stock grant of 10,998 shares of our common stock valued at the price per share of our common stock at the close of market on June 9, 2008, and an option to purchase 51,339 shares of our common stock at the exercise price per share of $26.14, the closing market price of our common stock on June 9, 2008. In addition, the Compensation Committee awarded each of Messrs. Deitch, Furman, Norris and Shermyen a restricted stock grant of 3,826, 3,826, 4,463, and 3,826 shares of our common stock, respectively, valued at the price per share of our common stock at the close of market on June 9, 2008, and an option to purchase 17,857, 17,857, 20,833, and 17,857 shares of our common stock, respectively, at the exercise price per share of $26.14, the closing market price of our common stock on June 9, 2008. The restricted stock awards will vest in three equal installments on the first, second and third anniversaries of the date of grant. The stock options are ten year options of which one half will cliff vest on the third anniversary of the date of grant and one half will vest in three equal installments on the first, second and third anniversaries of the grant date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE PROVIDENCE SERVICE CORPORATION

Date: June 13, 2008	By:	/s/ Michael N. Deitch
	Name: Title:	Michael N. Deitch Chief Financial Officer

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